Exhibit 10.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

UltimateTV AMENDMENT

This Amendment, dated February 1, 2000, amends the Television Listings Agreement between Tribune Media Services, Inc. (“TMS”) and Teleworld Incorporated (now known as TiVo Inc.) (“Publisher”) dated June 1, 1998, under which Publisher receives TMS Licensed Data (the “Agreement”). The parties have agreed to amend the Agreement so as to include a [*] license for UltimateTV Software to Publisher. Unless specifically provided in this amendment the general terms of the Agreement shall be included as conditions for the license granted herein.

1.
TMS hereby grants to Publisher a [*] license to use UltimateTV® software, [*] and [*] television listings and related documentation (“UltimateTV”). In that connection, Publisher shall have the right to link to www.ultimatetv.com through a link in Publisher’s web site presently located at www.tivo.com (“Publisher’s Site”).

UltimateTV shall include [*] specific information for [*] channels, [*] channels, [*] and [*] and [*] channels.

2.
TMS shall create a Publisher-branded UltimateTV web page/site which shall be accessed by users through a link from Publisher’s Site, provided, however, that Publisher shall provide all necessary artwork in the format requested by TMS.

3.	Upon termination of the Agreement, TMS has the right but not the obligation to terminate access to UltimateTV.

4.
After initial customization of Publisher’s branded UltimateTV web site/page, TMS shall have no obligation to perform further development or customization. In such event, TMS and Publisher shall negotiate a separate fee for the requested development work.

5.
TMS shall have the [*] right to sell [*] and [*] within the UltimateTV software package and programming information. TMS shall pay Publisher [*] of [*] received by TMS from [*] based on [*] the Publisher’s branded UltimateTV web site/page generates through [*]. TMS shall pay Publisher any amount due under this paragraph on a [*] basis reflecting the prior [*] months of service. [*] shall include [*] from broadcast and cable networks, e.g., CBS, NBC, ABC, FOX, Discovery, Turner, syndicators and producers.

Except as provided herein, the Agreement is not amended hereby and shall remain in full force and effect. Publisher and TMS hereby ratify and confirm the terms and conditions of the Agreement, as supplemented and amended by this Agreement, including, without limitation, the provisions that obligate Publisher to safeguard the proprietary nature of the information licensed under the Agreement as amended.

In Witness Whereof, the undersigned have executed this Amendment on the dates indicated.

Accepted by: Teleworld Inc. (TiVo Inc.)		Accepted by: Tribune Media Services, Inc.

Signature:	/s/ JOHN ARLDEGE	Signature:	/s/ BARBARA S. NEEDLEMAN

Name:	John Arldege	Name:	Barbara S. Needleman

Title:	Director, Bus. Dev.	Title:	Vice President

Date:	2/2/00	Date:	2/11/00

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.